Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Financial Holdings, Inc.:

We consent to the use of our reports dated December 14, 2007, with respect to the consolidated statements of financial condition of First Financial Holdings, Inc. as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus and registration statement.

Our reports refer to the fact that First Financial Holdings, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective October 1, 2005, Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140, effective October 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective September 30, 2007.

/s/ KPMG LLP

Raleigh, North Carolina
October 23, 2008